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                                                                EXHIBIT (a)(113)

The following text contains excerpts from Craig A. Conway's keynote address to the Connect 2004 Conference held on September 21, 2004. Certain portions of the transcript that do not relate to Oracle's tender offer have been redacted.

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Craig Conway:

Thank you.  Good morning.  Welcome to the PeopleSoft 2004 Connect Conference.

[Text Redacted]

So before we get started, let me ask you a question. Have you ever had a bad dream that just wouldn't seem to end?

[Laughter and applause]

We have. And ours has been going on for 15 months. I'm sure you all saw the U.S. District Court decision a couple of weeks ago, which effectively means that this dream, this saga, is going to just keep going on. In a letter to customers that I sent that day, I shared my thoughts about what this decision meant for PeopleSoft and what it does not mean for PeopleSoft.

Most importantly, it does not mean that PeopleSoft will be acquired by Oracle. In fact in that letter-

[Applause and cheering]

In fact in that letter I summarized some other key issues, including the Department of Justice which could appeal the decision, the ongoing antitrust investigation by the European Commission which already issued a statement of objections, PeopleSoft shareholder rights initiative or the so-called "poison pill", and finally, PeopleSoft's lawsuit against Oracle which seeks an injunction and also monetary damages.

So those were my thoughts that day. Actually those are my thoughts today. In fact, that's all I'm allowed to say by our attorneys.

But you may be interested to know that there are actually only about 1,500 customers in the audience today. Everybody else is an attorney here today.

[Laughter]

[Text Redacted]

The third thing we did in the last 12 months was we introduced some very innovative new products. Even though we were dealing with a total ownership experience, we're dedicating
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more than half of our developers, even though we were working on a combination of PeopleSoft and J.D. Edwards, even though we were dealing with a hostile tender offer from Oracle which seem designed to kind of harm our business, we still managed to release a number of really great products.

[Text Redacted]